Exhibit 99.1

Pervasive Software Reports Revenue Growth for its Fourth Quarter and Fiscal Year 2008

Company Reports 30th Consecutive Profitable Quarter

AUSTIN, Texas – July 22, 2008 — Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in embeddable data management and agile integration software, today announced financial results for the fourth quarter and fiscal year ending June 30, 2008.

“We are pleased to report results for fourth quarter and fiscal year ending June 30, 2008, representing our 30th consecutive quarter and seventh consecutive year of profitability. We are also pleased to report year over year revenue growth for the quarter of 9% and for the year of 4%,” said John Farr, president and CEO of Pervasive Software. “Our increased revenues are the result of new product version releases and improved execution in both of our core product lines.

“Our database products continued to generate approximately two-thirds of our revenue during the fourth quarter and fiscal year 2008. Channel adoption trends for version 10 of our Pervasive PSQL database have been quite positive in the first nine months since its launch—a great testament to the quality of this release—and in June we released Pervasive PSQL Summit™ v10.10, which is Microsoft Certified for Windows Server 2008,” Farr continued.

“Our integration products continued to generate the remaining one-third of our revenue. These products and services continue to be well-received by our existing and new customers, including end users and commercial software developers alike, resulting in year over year quarterly revenue growth of approximately 10% in this business for the second quarter in a row.

“Our solid results allow us to continue to fund our commitment to innovation,” added Farr. “Our Pervasive DataSolutions team completed development work on a new integration solution, Pervasive DataSynch™ for QuickBooks and Microsoft Dynamics CRM, which we announced in conjunction with Microsoft’s recent Worldwide Partner Conference in early July. In May, our Pervasive DataRush™ team participated with AMD in their keynote presentation and exhibit booth at the 2008 JavaOne conference, demonstrating our respective technologies to help software developers tap the power of multicore processing. We are very pleased with our performance and the positive feedback we have received related to our innovation investments.”

For the fourth quarter ended June 30, 2008:

•	Revenue was $11.2 million, an increase of 9% compared to $10.3 million for the fourth quarter of last fiscal year.

•

Net income was $0.8 million, or $0.04 diluted earnings per share, compared to net income of $1.9 million, or $0.09 diluted earnings per share, for the fourth quarter of last fiscal year. Net income for the fourth quarter included reduced interest income reflective of the reduced interest yield environment over the past year and an increased income tax provision for a combined net expense of $0.1 million, or $0.01 per share, compared to a combined net benefit of $1.1 million, or $0.05 per share, for the fourth quarter of the previous fiscal year.

•	Operating income, a financial measure before interest income and taxes, was $0.9 million, an increase of 20% compared to operating income of $0.8 million for the fourth quarter of last fiscal year.

•

On a non-GAAP basis, as described below, Pervasive realized net income of $1.3 million, or $0.07 diluted earnings per share, compared to net income of $1.4 million, or $0.07 diluted earnings per share, in the fourth quarter of last fiscal year. Non-GAAP results exclude amortization of purchased intangibles and stock-based compensation expense, and assume a non-GAAP effective tax rate of 34%.

For the fiscal year ended June 30, 2008:

•	Revenue was $42.5 million, an increase of 4% compared to $40.8 million for the previous fiscal year.

•

Net income was $3.0 million, or $0.15 diluted earnings per share, compared to net income of $4.0 million, or $0.19 diluted earnings per share, for the previous fiscal year. Net income included reduced interest income and an increased income tax provision for a combined net benefit of $0.2 million, or $0.01 per share, for the full fiscal year, compared to a combined net benefit of $1.8 million, or $0.08 per share, for the previous fiscal year.

•	Operating income, a financial measure before interest income and taxes, was $2.8 million, an increase of 25% compared to operating income of $2.2 million for the previous fiscal year.

•

On a non-GAAP basis, Pervasive realized net income of $4.9 million, or $0.24 diluted earnings per share, compared to net income of $5.2 million, or $0.23 diluted earnings per share, for the previous fiscal year.

Pervasive continued to generate positive cash flow from operations with $2.1 million in the fourth quarter of fiscal 2008, ending the quarter with $44.9 million in cash and marketable securities and no debt, representing approximately $2.35 per issued and outstanding share. Issued and outstanding shares of common stock as of June 30, 2008 totaled approximately 19.1 million.

Pervasive acquired approximately 164,000 shares of Pervasive common stock on the open market at a total cost of approximately $740,000, or approximately $4.50 weighted average price per share, during the quarter ended June 30, 2008. The Company has approximately $9.3 million authorized repurchase funds remaining under its $10.0 million stock repurchase program announced in March 2008. Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without prior notice.

“This brings to a close our fiscal year 2008 and we look forward to fiscal 2009,” continued Farr. “Our focus for 2009 will be on the continued marketing of the most recent major release of our embedded database product, Pervasive PSQL Summit v10.10; growing the sales of our integration product line both through direct sales and through highly leverageable indirect channels; and the continued development and deployment of innovative new products by our Pervasive DataSolutions team to take advantage of market trends in Integration-as-a-Service and by our Pervasive DataRush team to serve new application development capturing the parallel processing capabilities of new-generation multi-core technologies. We are making strategic investments for the future, while also maintaining our intense focus on profitability.”

Business Outlook

For the first fiscal quarter ending September 30, 2008, Pervasive expects revenue to be in the range of $10.5 million to $11.5 million and GAAP-basis diluted earnings per share of $0.02 to $0.05, compared to $10.2 million revenue and $0.03 diluted earnings per share for the September quarter of the previous fiscal year. GAAP-basis profitability is expected to include amortization of purchased intangibles and stock-based compensation expense, together representing approximately $0.7 million, pre-tax, in the first quarter of fiscal year 2009. As a result, non-GAAP diluted and fully taxed earnings per share is expected to be in the range of approximately $0.04 to $0.07 in the September quarter, compared to $0.05 non-GAAP diluted and fully taxed earnings per share for the September quarter of the previous fiscal year. The expectation for revenue for the quarter ending September 30, 2008 reflects the potential for a sequential decrease from the quarter ended June 30, 2008 due primarily to the typical international seasonality associated with the summer months.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 5:00 P.M. Eastern time. The dial-in numbers for the call are 877-808-2426 (toll-free) or 706-634-9536 (international). The conference name is “Pervasive Software Inc”. The conference call may also be accessed live over the Web at www.pervasive.com/ircalendar. Check the Web site before the call for login information. Replay will be available 8:00 P.M. Eastern Tuesday, July 22, to midnight, Tuesday, July 29, by dialing 800-642-1687 (toll-free) or 706-645-9291 (international), and selecting Conference ID 54693169. Additionally, the Webcast will be archived on Pervasive’s website at www.pervasive.com/ircalendar.

About Pervasive Software

Pervasive Software (NASDAQ: PVSW) helps companies get the most out of their data investments through embeddable data management and agile integration software. The embeddable PSQL database engine allows organizations to successfully embrace new technologies while maintaining application compatibility and robust database reliability in a near-zero database administration environment. Pervasive’s agile, multi-purpose integration platform accelerates the sharing of information between multiple databases, applications, or hosted business systems and allows customers to re-use the same software for diverse integration scenarios. For more than two decades, Pervasive products have delivered value with a compelling combination of performance, flexibility, reliability and low total cost of ownership. Pervasive’s hallmark is the size, diversity and loyalty of its customer base, partners and channels: tens of thousands of customers in virtually every industry, in more than 150 countries, rely on Pervasive to manage, integrate, analyze and secure their critical data. For additional information, go to www.pervasive.com.

About Non-GAAP Financial Information

This press release includes non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), please see the section entitled “About Non-GAAP Financial Measures” and the accompanying table entitled “Reconciliation of GAAP Measures to Non-GAAP.”

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected performance for the first quarter ending September 30, 2008, and the company’s strategy and profitability going forward. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the US and abroad. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. Additional information regarding these and other factors can be found in Pervasive’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended March 31, 2008. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2008	June 30, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,190	$31,563
Marketable securities	11,759	14,788
Trade accounts receivable, net	5,581	5,563
Deferred tax assets, net	744	771
Prepaid expenses and other current assets	1,249	1,507

Total current assets	52,523	54,192

Property and equipment, net	1,474	1,574

Purchased technology, net	626	2,126
Goodwill	38,508	38,508
Deferred tax assets, net	1,310	1,071
Other assets	303	269

Total assets	$94,744	$97,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,123	$4,694
Deferred revenue	6,345	6,042

Total current liabilities	11,468	10,736

Stockholders’ equity	83,276	87,004

Total liabilities and stockholders’ equity	$94,744	$97,740

Pervasive Software Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30		Twelve months ended June 30
	2008	2007	2008	2007
Revenues:
Product licenses	$7,688	$7,134	$29,343	$28,851
Services and other	3,491	3,162	13,124	11,932

Total revenue	11,179	10,296	42,467	40,783

Costs and expenses:
Cost of product licenses	505	578	2,229	3,437
Cost of services and other	1,068	1,112	4,244	4,439
Sales and marketing	4,982	4,089	17,949	15,349
Research and development	2,453	2,489	10,205	9,819
General and administrative	1,240	1,252	5,084	5,539

Total costs and expenses	10,248	9,520	39,711	38,583

Operating income	931	776	2,756	2,200

Interest and other income, net	263	594	1,659	2,269
Income tax benefit (provision)	(357)	517	(1,405)	(432)

Net income	$837	$1,887	$3,010	$4,037

Diluted earnings per share:	$0.04	$0.09	$0.15	$0.19

Shares used in computing diluted earnings per share	19,162	21,197	19,951	21,744

Pervasive Software Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three months ended June 30		Twelve months ended June 30
	2008	2007	2008	2007
Cash from operations
Net income	$837	$1,887	$3,010	$4,037
Adjustments to reconcile net income to net cash provided by operations:
Depreciation & amortization	520	553	2,120	2,419
Write-off of purchased technology	—	36	147	1,072
Non-cash stock compensation expense	428	941	1,793	2,096
Non-cash changes in deferred tax assets	28	34	(126)	1,035
Changes in current assets and liabilities:
(Increase) decrease in trade accounts receivable	184	463	(20)	1,845
(Increase) decrease in prepaid expenses and other current assets	(302)	(250)	182	(286)
Increase (decrease) in accounts payable and accrued liabilities	(15)	(1,061)	453	(784)
Increase in deferred revenue	390	365	305	418

Net cash provided by operations	2,070	2,968	7,864	11,852

Cash from investing activities
Purchase of property and equipment	(203)	(181)	(651)	(705)
Sales and (purchases) of marketable securities, net	(2,040)	(4,229)	3,077	(2,383)
(Increase) decrease in other assets	10	(78)	(33)	(65)

Net cash used in investing activities	(2,233)	(4,488)	2,393	(3,153)

Cash from financing activities
Proceeds from exercise of stock options	126	273	425	2,550
Acquisition of Treasury Stock	(746)	(3,695)	(9,153)	(10,840)

Net cash used in financing activities	(620)	(3,422)	(8,728)	(8,290)

Effect of exchange rate on cash and cash equivalents	(48)	(42)	98	17

Increase (decrease) in cash and cash equivalents	(831)	(4,984)	1,627	426
Cash and cash equivalents at beginning of period	34,021	36,547	31,563	31,137

Cash and cash equivalents at end of period	$33,190	$31,563	$33,190	$31,563

About Non-GAAP Financial Measures

The Company provides non-GAAP measures for net income and net income per share data as supplemental information regarding the Company’s core business operational performance. The Company believes that these non-GAAP financial measures are useful to investors because they exclude certain non-operating or non-recurring charges. The Company’s management excludes these non-operating or non-recurring charges when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, performance measurement and the calculation of bonuses and discretionary compensation. In addition, these non-GAAP measures more closely reflect the essential revenue generation activities of the Company and the direct operating expenses (resulting in or from cash expenditures) needed to perform these revenue generating activities. Accordingly, management excludes the amortization of purchased intangible assets related to the Data Junction acquisition and stock-based compensation related to employee stock options.

The Company believes that providing the non-GAAP measures that management uses is useful to investors for two primary reasons. First, it provides a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, particularly given the adoption of SFAS 123R at the beginning of fiscal year 2006 and the changes it has introduced for calculating stock-based compensation expenses relative to prior periods. And second, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management.

Non-GAAP measures are subject to material limitations as these measures are not in accordance with, or a substitute for, US GAAP and therefore the Company’s definition or interpretation may be different from similar non-GAAP measures used by other companies and independent financial analysts. However, the Company’s management compensates for these limitations by providing the relevant and detailed disclosure of the items excluded in the calculation of non-GAAP net income and non-GAAP diluted earnings per share, which should be supplementally considered when evaluating the Company’s results. In addition, items such as amortization of purchased intangibles, stock compensation charges and significant and non-recurring items that are excluded from non-GAAP net income and non-GAAP diluted earnings per share can have a significant impact on earnings. Management compensates for these limitations by evaluating the non-GAAP measure together with the most directly comparable GAAP measure. The Company has historically provided non-GAAP measures to the investment community as a supplement to its GAAP results, to enable investors to evaluate the Company’s core operating performance the way management does. The non-GAAP adjustments, and the basis for excluding them, are outlined below:

Amortization of Purchased Intangibles

The Company has recorded amortization of acquired intellectual property intangibles, included in its GAAP financial statements, related to the acquisition of Data Junction. Management excludes these items for purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share. The Company believes that eliminating this expense in determining its non-GAAP measures is useful to investors because doing so provides a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and it allows a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Finally, the Company believes that non-GAAP measures of profitability that exclude amortization of acquired intellectual property intangibles are widely used by analysts and investors in the software industry.

Stock-based Compensation Expense

The Company has incurred stock-based compensation expense as determined under SFAS 123R for the quarters ending on or after September 30, 2005, and under APB 25 for earlier comparable periods in its GAAP financial results. Since stock based compensation is a non-cash charge, the Company excludes this item for the purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share. In addition, the exclusion of stock-based compensation from the non-GAAP measures is done to allow a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, allow investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and allow a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. The very nature of the stock-based compensation expense also makes it very difficult to estimate prospectively, since the expense will vary with changes in the stock price and market conditions at the time of new grants, varying valuation methodologies, subjective assumptions and different award types, making the comparison of current results with forward looking guidance potentially difficult for investors to interpret. The tax effects of stock-based compensation expenses may also vary significantly from period to period, without any change in underlying operational performance, thereby obscuring the underlying profitability of core revenue generating operations relative to prior periods (including prior periods following the adoption of SFAS 123R). Finally, the Company believes that non-GAAP measures of profitability that exclude stock-based compensation are widely used by analysts and investors in the software industry.

Income Tax Adjustment

Income taxes represent a complex element of any company’s income statement and effective tax rates can vary widely from year to year and from company to company, especially in periods in which adjustments are made to a company’s valuation reserve for deferred tax assets. The Company uses a statutory tax rate of 34% to reflect income tax adjustments in presentation of its non-GAAP net income and non-GAAP diluted earnings per share. Utilization of a statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, allow investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and allow a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Finally, the Company believes that non-GAAP measures of profitability that are based on more standardized statutory tax rates are widely used by analysts and investors in the software industry.

Pervasive Software Inc.

Reconciliation of GAAP Measures to Non-GAAP

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2008	2007	2008	2007
	Net Income	Net Income	Net Income	Net Income
GAAP	$837	$1,887	$3,010	$4,037
Amortization of intangible assets - cost of product licenses	317	317	1,268	1,268
Stock-based compensation - cost of services and other	10	19	47	70
Stock-based compensation - sales and marketing expense	121	140	494	594
Stock-based compensation - research and development expense	44	61	212	240
Stock-based compensation - general and administrative expense	254	274	1,041	1,192
Income tax adjustment for non-GAAP	(302)	(1,258)	(1,136)	(2,233)

Non-GAAP	$1,281	$1,440	$4,936	$5,168

GAAP net income per share - diluted	$0.04	$0.09	$0.15	$0.19

Non-GAAP net income per share - diluted	$0.07	$0.07	$0.24	$0.23

Shares used to compute GAAP net income per share - diluted	19,162	21,197	19,951	21,744

Shares used to compute non-GAAP net income per share - diluted	19,610	21,764	20,520	22,312